Exhibit 99.1

News Release

Lockheed Martin Reports First Quarter 2019 Results

•	Net sales of $14.3 billion

•	Net earnings of $1.7 billion, or $5.99 per share

•	Generated cash from operations of $1.7 billion

•	Achieved record backlog of $133.5 billion

•	Increases 2019 outlook for all financial metrics

BETHESDA, Md., April 23, 2019 – Lockheed Martin Corporation [NYSE: LMT] today reported first quarter 2019 net sales of $14.3 billion, compared to $11.6 billion in the first quarter of 2018. Net earnings in the first quarter of 2019 were $1.7 billion, or $5.99 per share, compared to $1.2 billion, or $4.02 per share, in the first quarter of 2018. Cash from operations in the first quarter of 2019 was $1.7 billion, compared to cash from operations of $632 million in the first quarter of 2018.

“The corporation had strong performance in the first quarter which has allowed us to increase our full year financial guidance for sales, profit, earnings per share and cash,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. "Our differentiated portfolio and record backlog position us well for continued growth, and we remain focused on delivering innovative technologies and solutions for our customers, and long-term value creation for stockholders."

Summary Financial Results

The following table presents the corporation’s summary financial results.

	(in millions, except per share data)	Quarters Ended
		March 31, 2019	March 25, 2018
	Net sales	$14,336	$11,635

	Business segment operating profit[1]	$1,715	$1,310
	Unallocated items
	FAS/CAS operating adjustment	512	451
	Other, net[2]	56	(36)
	Total unallocated items	568	415
	Consolidated operating profit	$2,283	$1,725

	Net earnings[3]	$1,704	$1,157

	Diluted earnings per share	$5.99	$4.02

	Cash generated from operations[4]	$1,663	$632

1	Business segment operating profit is a non-GAAP measure. See the Non-GAAP Financial Measures section of this news release for more information.
2
In the first quarter of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

3
Net earnings in the first quarter of 2019 include benefits of $75 million, or $0.26 per share, from additional tax deductions, based on proposed tax regulations released on March 4, 2019, which clarified that foreign military sales qualify as foreign derived intangible income. Approximately $65 million, or $0.23 per share, of the total benefit was recorded discretely because it relates to the prior year.

4	Cash from operations in the first quarter of 2018 included cash contributions of $1.5 billion made to the corporation's qualified defined benefit pension plans and net tax refunds of $850 million.

2019 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s typical practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update	January 2019

	Net sales	$56,750 - $58,250	$55,750 - $57,250

	Business segment operating profit	$6,100 - $6,250	$6,000 - $6,150

	Net FAS/CAS pension adjustment[1]	~$1,475	~$1,475

	Diluted earnings per share[2]	$20.05 - $20.35	$19.15 - $19.45

	Cash from operations	≥$7,500	≥$7,400

1
The net FAS/CAS pension adjustment above is presented as a single amount and includes expected 2019 U.S. Government cost accounting standards (CAS) pension cost of approximately $2,565 million and expected financial accounting standards (FAS) pension expense of approximately $1,090 million. CAS pension cost and the service cost component of FAS pension expense is included in operating profit as part of cost of sales. The non-service cost component of FAS pension expense is included in other non-operating expense, net in the corporation's consolidated statements of earnings. For additional detail on the corporation's FAS/CAS pension adjustment see the supplemental table included at the end of this news release.

2
Although the corporation typically does not update its outlook for proposed changes in law, the above includes the effect of recently proposed tax regulations confirming that foreign military sales (FMS) qualify for tax deductions for foreign derived intangible income. Even though the proposed regulations are still subject to public comment, the corporation believes incorporating the effect of the proposed regulations yields more accurate disclosure of the company's expectations because the proposed regulations describe the tax treatment of FMS sales in accordance with the corporation's analysis of the Internal Revenue Code.

Cash Activities

The corporation’s cash activities in the first quarter of 2019 consisted of the following:

•	paying cash dividends of $638 million, compared to $586 million in the first quarter of 2018;

•	repurchasing 1.0 million shares for $281 million, compared to 0.9 million shares for $300 million in the first quarter of 2018;

•	making capital expenditures of $284 million, compared to $216 million in the first quarter of 2018; and

•	making net repayments of $200 million for commercial paper, compared to no net repayments in the first quarter of 2018.

Segment Results
The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended
	March 31, 2019	March 25, 2018
Net sales
Aeronautics	$5,584	$4,398
Missiles and Fire Control	2,350	1,677
Rotary and Mission Systems	3,762	3,223
Space	2,640	2,337
Total net sales	$14,336	$11,635

Operating profit
Aeronautics	$585	$474
Missiles and Fire Control	417	261
Rotary and Mission Systems	379	311
Space	334	264
Total business segment operating profit	1,715	1,310
Unallocated items
FAS/CAS operating adjustment	512	451
Other, net	56	(36)
Total unallocated items	568	415
Total consolidated operating profit	$2,283	$1,725

Net sales and operating profit of the corporation's business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation. Operating profit of the corporation's business segments includes the corporation's share of earnings or losses from equity method investees as the operating activities of the investees are closely aligned with the operations of its business segments.

Operating profit of the corporation's business segments also excludes the FAS/CAS operating adjustment described below, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from significant divestitures, and other miscellaneous corporate activities.
The corporation recovers CAS pension cost through the pricing of its products and services on U.S. Government contracts and, therefore, recognizes CAS pension cost in each of its business segment’s net sales and cost of sales. The corporation's consolidated financial statements must present pension and other postretirement benefit plan expense calculated in accordance with U.S. generally accepted accounting principles (referred to as FAS pension expense). The operating portion of the net FAS/CAS pension adjustment represents the difference between the service cost component of FAS pension expense and CAS pension cost. The non-service FAS pension cost component is included in other non‑operating expense, net on the corporation's consolidated statements of earnings. The net FAS/CAS pension adjustment increases or decreases CAS pension cost to equal total FAS pension expense (both service and non-service).

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts for which it recognizes revenue over time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, cost recoveries on severance and restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.
The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 33 percent of total segment operating profit in the first quarter of 2019 as compared to 32 percent in the first quarter of 2018.

Aeronautics

(in millions)	Quarters Ended
	March 31, 2019	March 25, 2018
Net sales	$5,584	$4,398
Operating profit	$585	$474
Operating margin	10.5%	10.8%

Aeronautics’ net sales in the first quarter of 2019 increased $1.2 billion, or 27 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $910 million for the F-35 program due to increased volume on production, sustainment and development programs; about $100 million for classified development activities due to higher volume; and about $70 million for the F-22 program due to higher volume on modernization and sustainment programs.

Aeronautics’ operating profit in the first quarter of 2019 increased $111 million, or 23 percent, compared to the same period in 2018. Operating profit increased approximately $105 million for the F-35 program due to increased volume on production contracts and higher risk retirements on production and sustainment programs. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were comparable in the first quarter of 2019 to the same period in 2018.

Missiles and Fire Control

(in millions)	Quarters Ended
	March 31, 2019	March 25, 2018
Net sales	$2,350	$1,677
Operating profit	$417	$261
Operating margin	17.7%	15.6%

MFC’s net sales in the first quarter of 2019 increased $673 million, or 40 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $295 million for tactical and strike missiles programs due to increased volume (primarily precision fires, classified programs and new hypersonic missile programs); about $220 million for integrated air and missile defense programs due to contract mix and increased volume (primarily Terminal High Altitude Area Defense (THAAD) and Patriot Advanced Capability-3 (PAC-3)); and about $140 million for sensors and global sustainment programs due to increased volume (primarily Apache and Special Operations Forces Global Logistics Support Services).

MFC’s operating profit in the first quarter of 2019 increased $156 million, or 60 percent, compared to the same period in 2018. Operating profit increased approximately $75 million for integrated air and missile defense programs due to contract mix, higher volume and higher risk retirements on international programs (primarily PAC-3 and THAAD); and about $55 million for tactical and strike missiles programs due to higher risk retirements and higher volume (primarily precision fires). Adjustments not related to volume, including net profit booking rate adjustments, were about $50 million higher in the first quarter of 2019 compared to the same period in 2018.

Rotary and Mission Systems

(in millions)	Quarters Ended
	March 31, 2019	March 25, 2018
Net sales	$3,762	$3,223
Operating profit	$379	$311
Operating margin	10.1%	9.6%

RMS’ net sales in the first quarter of 2019 increased $539 million, or 17 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of approximately $295 million for integrated warfare systems and sensors (IWSS) programs due to higher volume (primarily Radar Surveillance Systems and Multi Mission Surface Combatant) and about $170 million for Sikorsky helicopter programs due to higher volume (primarily the combat rescue helicopter program, military aircraft services, and mission systems programs).

RMS’ operating profit in the first quarter of 2019 increased $68 million, or 22 percent, compared to the same period in 2018. Operating profit increased approximately $30 million for IWSS programs due to higher risk retirements and higher volume (primarily Radar Surveillance Systems), partially offset by a $50 million charge for a ground-based radar program; about $15 million for Sikorsky helicopter programs primarily due to higher risk retirements and higher volume for mission systems programs, partially offset by lower margin contracts for helicopter development programs. The increase in operating profit also included an increase of about $15 million for C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to lower charges for various programs. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were about $30 million higher in the first quarter of 2019 compared to the same period in 2018.

Space

(in millions)	Quarters Ended
	March 31, 2019	March 25, 2018
Net sales	$2,640	$2,337
Operating profit	$334	$264
Operating margin	12.7%	11.3%

Space’s net sales in the first quarter of 2019 increased $303 million, or 13 percent, compared to the same period in 2018. The increase was primarily attributable to higher net sales of $260 million for government satellite programs due to higher volume (primarily Next Generation Overhead Persistent Infrared (Next Gen OPIR); Global Positioning System (GPS) III; government satellite services; and Advanced Extremely High Frequency (AEHF)); and about $50 million for the Orion program due to higher volume.

Space's operating profit in the first quarter of 2019 increased $70 million, or 27 percent, compared to the same period in 2018. Operating profit increased approximately $65 million for government satellite programs due to higher risk retirements (primarily AEHF) and higher volume (primarily GPS III; government satellite services; and AEHF); and about $15 million for the Orion program due to higher risk retirements and higher volume. These increases were partially offset by a decrease of approximately $20 million due to lower equity earnings for ULA. Adjustments not related to volume, including net profit booking rate adjustments, were about $70 million higher in the first quarter of 2019, compared to the same period in 2018.

Total equity earnings recognized by Space (primarily ULA) represented approximately $65 million, or 19 percent, of Space’s operating profit in the first quarter of 2019, compared to approximately $85 million, or 32 percent, in the first quarter of 2018.

Income Taxes

The corporation’s effective income tax rate was 12.4 percent in the first quarter of 2019, compared to 14.9 percent in the first quarter of 2018. The rate for the first quarter of 2019 benefited from additional tax deductions based on proposed tax regulations released on March 4, 2019, which clarified that foreign military sales qualify for foreign derived intangible income treatment. Approximately $65 million, or $0.23 per share, of this benefit was recorded discretely because it relates to the prior year. The rates for both periods benefited from tax deductions for dividends paid to the corporation's defined contribution plans with an employee stock ownership plan feature, tax deductions for foreign derived intangible income related to direct commercial sales, tax deductions for employee equity awards, and the research and development tax credit.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission Regulation G). While the corporation believes that these non-GAAP financial measures may be useful in evaluating the financial performance of Lockheed Martin, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the corporation's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents the total earnings from the corporation's business segments before unallocated income and expense. This measure is used by the corporation's senior management in evaluating the performance of its business segments and is a performance goal in the corporation’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2019 Financial Outlook
		Current Update	January 2019

	Business segment operating profit (non-GAAP)	$6,100 - $6,250	$6,000 - $6,150
	FAS/CAS operating adjustment[1]	~2,050	~2,050
	Other, net	~(125)	~(165)
	Consolidated operating profit (GAAP)	$8,025 - $8,175	$7,885 - $8,035

1
Refer to the supplemental table "Other Financial and Operating Information" included in this news release for a detail of the FAS/CAS operating adjustment, which excludes $575 million of expected non-service cost that will be recorded in other non-operating expense, net.

Conference Call Information

Lockheed Martin Corporation will webcast live its first quarter 2019 earnings results conference call (listen-only mode) on Tuesday, April 23, 2019, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 105,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:
Bill Phelps, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:
Greg Gardner, 301-897-6584; greg.m.gardner@lmco.com
Kelly Stevens, 301-897-6455; kelly.stevens@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•
the corporation’s reliance on contracts with the U.S. Government, which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and the corporation’s ability to negotiate favorable contract terms;

•
budget uncertainty; affordability initiatives; the risk of future sequestration under the Budget Control Act of 2011 or other budget cuts; the impact of any future government shutdowns (including the potential that the corporation works on unfunded contracts to preserve their cost and/or schedule); continuing delay in obtaining export approvals from the Department of State resulting from the prior shutdown and staffing shortages; or the potential that DoD funds are repurposed;

•
risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including the corporation’s largest, the F-35 program;

•
economic, industry, business and political conditions including their effects on governmental policy (including government actions to prevent the sale or delivery of the corporation's products, such as delays in obtaining Congressional approvals for exports requiring Congressional notification to the Kingdom of Saudi Arabia, the United Arab Emirates and Turkey and the Pentagon's decision to suspend the sales of F-35 aircraft to Turkey), or other trade policies or sanctions (including potential sanctions on the Kingdom of Saudi Arabia);

•
the corporation's success expanding into and doing business in adjacent markets and internationally; the differing risks posed by international sales, including those involving commercial relationships with unfamiliar customers and different cultures; its ability to recover investments, which is frequently dependent upon the successful operation of ventures that it does not control; and changes in foreign national priorities, and foreign government budgets;

•
the competitive environment for the corporation’s products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from outside the aerospace and defense industry, and increased bid protests;

•	planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;

•	the performance and financial viability of key suppliers, teammates, ventures, venture partners, subcontractors and customers;

•	the timing and customer acceptance of product deliveries;

•
the corporation’s ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;

•	the impact of cyber or other security threats or other disruptions to the corporation’s businesses;

•	the corporation’s ability to implement and continue and the timing and impact of capitalization changes such as share repurchases and dividend payments;

•
timing and estimates regarding pension funding and the success of the corporation's efforts to reduce volatility of its outstanding pension obligations and to accelerate CAS cost recovery and recover certain associated costs from the U.S. Government;

•	the corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;

•	the accuracy of the corporation’s estimates and projections;

•	movements in interest rates and other changes that may affect pension plan assumptions, equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;

•
realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;

•
risk of an impairment of goodwill and intangible assets, investments or other long-term assets, including the potential impairment of goodwill, intangible assets and inventory recorded as a result of the acquisition of the Sikorsky business and the potential further impairment of its equity investment in Advanced Military Maintenance, Repair and Overhaul Center LLC (AMMROC);

•	the adequacy of the corporation’s insurance and indemnities;

•
the effect of changes in (or in the interpretation of) procurement and other regulations and policies affecting the corporation's industry, including export of its products from the U.S. and other countries, cost allowability or recovery, aggressive government positions with respect to the use and ownership of intellectual property and potential changes to the DoD’s acquisition regulations relating to progress payments and performance-based payments and a preference for fixed-price contracts;

•	the effect of changes in accounting, taxation, or export laws, regulations, and policies; and

•
the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that the corporation has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission (SEC) including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2018. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

	Quarters Ended
	March 31, 2019	March 25, 2018
Net sales	$14,336	$11,635
Cost of sales	(12,148)	(9,977)
Gross profit	2,188	1,658
Other income, net[2]	95	67
Operating profit	2,283	1,725
Interest expense	(171)	(155)
Other non-operating expense, net	(167)	(210)
Earnings before income taxes	1,945	1,360
Income tax expense[3]	(241)	(203)
Net earnings	$1,704	$1,157
Effective tax rate	12.4%	14.9%

Earnings per common share[3]
Basic	$6.03	$4.05
Diluted	$5.99	$4.02

Weighted average shares outstanding
Basic	282.5	285.5
Diluted	284.3	287.9

Common shares reported in stockholders' equity at end of period	281	284

[1]
The corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 31 for the first quarter of 2019 and March 25 for the first quarter of 2018. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the corporation's fiscal year ends on Dec. 31.

[2]
In the first quarter of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

[3]
Net earnings in the first quarter of 2019 include benefits of $75 million, or $0.26 per share, from additional tax deductions, based on proposed tax regulations released on March 4, 2019, which clarified that foreign military sales qualify as foreign derived intangible income. Approximately $65 million, or $0.23 per share, of the total benefit was recorded discretely because it relates to the prior year.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended
	March 31, 2019	March 25, 2018	% Change
Net sales
Aeronautics	$5,584	$4,398	27%
Missiles and Fire Control	2,350	1,677	40%
Rotary and Mission Systems	3,762	3,223	17%
Space	2,640	2,337	13%
Total net sales	$14,336	$11,635	23%

Operating profit
Aeronautics	$585	$474	23%
Missiles and Fire Control	417	261	60%
Rotary and Mission Systems	379	311	22%
Space	334	264	27%
Total business segment operating profit	1,715	1,310	31%
Unallocated items
FAS/CAS operating adjustment	512	451
Other, net[1]	56	(36)
Total unallocated items	568	415	37%
Total consolidated operating profit	$2,283	$1,725	32%

Operating margin
Aeronautics	10.5%	10.8%
Missiles and Fire Control	17.7%	15.6%
Rotary and Mission Systems	10.1%	9.6%
Space	12.7%	11.3%
Total business segment operating margin	12.0%	11.3%

Total consolidated operating margin	15.9%	14.8%

[1]
In the first quarter of 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	March 31, 2019	Dec. 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$991	$772
Receivables, net	2,833	2,444
Contract assets	10,497	9,472
Inventories	3,285	2,997
Other current assets	425	418
Total current assets	18,031	16,103

Property, plant and equipment, net	6,140	6,124
Goodwill	10,769	10,769
Intangible assets, net	3,425	3,494
Deferred income taxes	3,169	3,208
Other noncurrent assets[1]	6,150	5,178
Total assets	$47,684	$44,876

Liabilities and equity
Current liabilities
Accounts payable	$3,097	$2,402
Contract liabilities	6,796	6,491
Salaries, benefits and payroll taxes	1,861	2,122
Current maturities of long-term debt and commercial paper	1,300	1,500
Other current liabilities[1]	2,349	1,883
Total current liabilities	15,403	14,398

Long-term debt, net	12,621	12,604
Accrued pension liabilities	11,418	11,410
Other postretirement benefit liabilities	698	704
Other noncurrent liabilities[1]	5,022	4,311
Total liabilities	45,162	43,427

Stockholders’ equity
Common stock, $1 par value per share	281	281
Additional paid-in capital	—	—
Retained earnings	16,278	15,434
Accumulated other comprehensive loss	(14,094)	(14,321)
Total stockholders’ equity	2,465	1,394
Noncontrolling interests in subsidiary	57	55
Total equity	2,522	1,449
Total liabilities and equity	$47,684	$44,876

[1]
Effective Jan. 1, 2019, the corporation adopted Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). As of March 31, 2019, right-of-use operating lease assets were $969 million and operating lease liabilities were $1.1 billion. Approximately $812 million of operating lease liabilities were classified as noncurrent. There was no impact to the corporation's consolidated statements of earnings or cash flows as a result of adopting this standard. The 2018 periods were not restated for the adoption of ASU 2016-02.

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Quarters Ended
	March 31, 2019	March 25, 2018
Operating activities
Net earnings	$1,704	$1,157
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	277	279
Stock-based compensation	37	38
Gain on property sale	(51)	—
Changes in assets and liabilities
Receivables, net	(389)	(108)
Contract assets	(1,025)	(1,413)
Inventories	(288)	(318)
Accounts payable	744	1,290
Contract liabilities	305	(478)
Postretirement benefit plans	278	(1,145)
Income taxes	243	1,064
Other, net	(172)	266
Net cash provided by operating activities	1,663	632

Investing activities
Capital expenditures	(284)	(216)
Other, net	27	130
Net cash used for investing activities	(257)	(86)

Financing activities
Dividends paid	(638)	(586)
Repurchases of common stock	(281)	(300)
Repayments of commercial paper, net	(200)	—
Other, net	(68)	(128)
Net cash used for financing activities	(1,187)	(1,014)

Net change in cash and cash equivalents	219	(468)
Cash and cash equivalents at beginning of period	772	2,861
Cash and cash equivalents at end of period	$991	$2,393

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity	Noncontrolling Interests in Subsidiary	Total Equity
Balance at Dec. 31, 2018	$281	$—	$15,434	$(14,321)	$1,394	$55	$1,449
Net earnings	—	—	1,704	—	1,704	—	1,704
Other comprehensive income, net of tax[1]	—	—	—	227	227	—	227
Repurchases of common stock	(1)	(46)	(237)	—	(284)	—	(284)
Dividends declared[2]	—	—	(623)	—	(623)	—	(623)
Stock-based awards, ESOP activity and other	1	46	—	—	47	—	47
Net increase in noncontrolling interests in subsidiary	—	—	—	—	—	2	2
Balance at March 31, 2019	$281	$—	$16,278	$(14,094)	$2,465	$57	$2,522

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to pension and other postretirement benefit plans.

[2]	Represents dividends of $2.20 per share declared for the first quarter of 2019.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for deliveries and weeks)

	2019 Outlook	2018 Actual
Total FAS expense and CAS costs
FAS pension expense	$(1,090)	$(1,431)
Less: CAS pension cost	2,565	2,433
Net FAS/CAS pension adjustment	$1,475	$1,002

Service and non-service cost reconciliation
FAS pension service cost	$(515)	$(630)
Less: CAS pension cost	2,565	2,433
FAS/CAS operating adjustment	2,050	1,803
Non-operating FAS pension cost[1]	(575)	(801)
Net FAS/CAS pension adjustment	$1,475	$1,002

[1]
The corporation records the non-service cost components of net periodic benefit cost as part of other non-operating expense, net in the consolidated statements of earnings. The non-service cost components in the table above relate only to the corporation's qualified defined benefit pension plans. The corporation expects total non-service costs for its qualified defined benefit pension plans in the table above, along with non-service costs for its other postretirement benefit plans of $115 million, to total $690 million for 2019. The corporation recorded non-service costs for its other postretirement benefit plans of $67 million in 2018, in addition to its total non-service costs for its qualified defined benefit pension plans in the table above, for a total of $868 million in 2018.

Backlog	March 31, 2019	Dec. 31, 2018
Aeronautics	$52,344	$55,601
Missiles and Fire Control	23,214	21,363
Rotary and Mission Systems	31,327	31,320
Space	26,585	22,184
Total backlog	$133,470	$130,468

	Quarters Ended
Aircraft Deliveries	March 31, 2019	March 25, 2018
F-35	26	14
C-130J	5	3
C-5	—	1
Government helicopter programs	15	18
Commercial helicopter programs	—	1
International military helicopter programs	2	1

Number of Weeks in Reporting Period	2019	2018
First quarter	13	12
Second quarter	13	13
Third quarter	13	14
Fourth quarter	13	13